Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

NEWS RELEASE	POC22-0109
FOR IMMEDIATE RELEASE	Thursday, October 20, 2022

Precision Optics Reports Preliminary First Quarter Fiscal Year 2023 Revenue

Company expects record Q1 2023 revenue of approximately $5.1 million

Company to Implement Reverse Stock Split in Preparation for Planned Uplisting to Nasdaq

GARDNER, MA, October 20, 2022. Precision Optics Corporation, Inc. (OTCQB: PEYE), a leading designer and manufacturer of advanced optical instruments for the medical and defense industries, today announced preliminary revenue for the first quarter fiscal year 2023, ended September 30, 2022. The Company will issue its complete financial results and conduct a conference call in November 2022.

Preliminary first quarter fiscal year 2023 (ended September 30, 2022) highlights include:

•	Revenue for the quarter is expected to be approximately $5.1 million compared to $2.3 million in the same quarter of the previous fiscal year, an increase of 118% inclusive of the impact of the Lighthouse Imaging acquisition in October 2021. $5.1 million is an increase of approximately 6% over the $4.8 million of revenue reported for the quarter ended June 30, 2022 and is a new quarterly record for the Company.
•	Excluding the effect of the Lighthouse acquisition, revenue for Q1 2023 was approximately 63% greater than for Q1 2022. Lighthouse revenue for Q1 2023 was approximately $1.3 million.

Precision Optics' CEO, Joseph Forkey, commented, “The record quarterly results flow from significant new orders we received over the past year, including an application leveraging the Company's unique optical capabilities for a large defense/aerospace project and a spinal surgery product that utilizes Precision Optics’ proprietary illumination technology. These new and enhanced program deliveries, coupled with initial production deliveries from our Lighthouse Division for an otoscopy product have positioned the Company for growth during fiscal 2023.”

Reverse Stock Split in Preparation for Planned Uplisting to Nasdaq

The Company has filed a listing application with Nasdaq and believes it presently satisfies all applicable listing requirements other than the minimum share price condition. The implementation of a reverse stock split in the near future is intended to enable the Company to meet that condition. Provided the closing stock price for 5 consecutive trading days after the reverse stock split is at least $3.00 and provided that the 30-day split-adjusted average daily volume is at least 2,000 shares, the Company expects the listing of its shares on Nasdaq will occur one to two weeks after the reverse stock split.

At the Company’s Annual Meeting of Shareholders held on April 8, 2022, stockholders approved an amendment of the Articles of Organization to authorize a reverse stock split of the Company’s common stock at a ratio in the range of 1:1.5 to 1:3. The Company plans to release additional information soon regarding exact timing and proportion of the reverse split.

About Precision Optics Corporation

Founded in 1982, Precision Optics is a vertically integrated optics company primarily focused on leveraging its proprietary micro-optics and 3D imaging technologies to the healthcare and defense/aerospace industries by providing services ranging from new product concept through mass manufacture. Utilizing its leading-edge in-house design, prototype, regulatory and fabrication capabilities as well as its Lighthouse Imaging division's electronic imaging expertise and its Ross Optical division's high volume world-wide sourcing, inspecting and production resources, the Company is able to design and manufacture next-generation product solutions to the most challenging customer requirements. Within healthcare, Precision Optics enables next generation medical device companies around the world to meet the increasing demands of the surgical community who require more enhanced and smaller imaging systems for minimally invasive surgery as well as 3D endoscopy systems to support the rapid proliferation of surgical robotic systems. In addition to these next generation applications, Precision Optics has supplied top tier medical device companies a wide variety of optical products for decades, including complex endocouplers and specialized endoscopes. The Company is also leveraging its technical proficiency in micro-optics to enable leading edge defense/aerospace applications which require the highest quality standards and the optimization of size, weight and power. For more information, please visit www.poci.com.

About Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express the Company's intentions, beliefs, expectations, strategies, predictions or any other statements related to the Company's future activities or future events or conditions. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by the Company's management. These statements are not guarantees of future performances and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those risks discussed in the Company's annual report on Form 10-K and in other documents that we file from time to time with the SEC. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement, except as required by law.

Company Contact:

PRECISION OPTICS CORPORATION

22 East Broadway

Gardner, Massachusetts 01440-3338

Telephone: 978-630-1800

Investor Contact:

LYTHAM PARTNERS, LLC

Robert Blum

Phoenix | New York

Telephone: 602-889-9700

peye@lythampartners.com

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